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                                                                                                        EXHIBIT 99

                                                   SOLUTIA INC.
                               CALCULATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                              (DOLLARS IN MILLIONS)


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                                               FOUR MONTHS                                         NINE MONTHS
                                                  ENDED                                               ENDED
                                          DECEMBER 31, 1997<F1>       1998         1999         SEPTEMBER 30, 2000
                                          ---------------------       ----         ----         ------------------
Income from continuing operations,
  before income taxes and equity
  earnings from affiliates<F2>.......             $  37               $350         $267                $161

Add:
    Fixed charges....................                22                 58           62                  85
    Amortization of capitalized
      interest.......................                 2                  7            7                   5
    Dividends from affiliated
      companies......................                14                 37           60                  83

Less:
    Interest capitalized.............                (4)                (6)         (13)                (15)
                                                  -----               ----         ----                ----
        Income as adjusted...........             $  71               $446         $383                $319
                                                  =====               ====         ====                ====

Fixed charges
    Interest expensed and
      capitalized....................                19                 49           53                  78
    Amortization of debt premium.....               --                 --           --                  --
    Estimate of interest within
      rental expense.................                 3                  9            9                   7
                                                  -----               ----         ----                ----
        Fixed charges................             $  22               $ 58         $ 62                $ 85
                                                  =====               ====         ====                ====

Ratio of Earnings to Fixed Charges...              3.23               7.69         6.18                3.75
                                                  =====               ====         ====                ====

<F1> We have not calculated the ratio of earnings to fixed charges for the periods before September 1, 1997. Historical computation of earnings to fixed charges is not considered meaningful before that date because we were not an independent company and the former Monsanto Company did not allocate debt to us.

<F2> Includes restructuring and other unusual items of $41 million,
     $63 million, and $72 million for the nine months ended
     September 30, 2000, the year ended December 31, 1999, and the four months ended December 31, 1997, respectively.
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